For Immediate Release

SUNEDISON, INC. REPORTS SECOND QUARTER 2013 RESULTS

Second Quarter 2013 Highlights:

•	GAAP revenue of $401.3 million and GAAP EPS of ($0.45)

•	Non-GAAP revenue of $491.6 million and non-GAAP EPS of ($0.19)

•	Semiconductor Materials revenue and operating income grew sequentially

•	Solar Energy recognized non-GAAP revenue related to 51 MW of solar energy systems, interconnected 22 MW and ended the quarter with 200 MW under construction

•	Solar project pipeline grew to 2.9 GW and backlog grew to 1.0 GW

•	Cash and cash equivalents of $438.0 million at quarter end

St. Peters, MO, August 7, 2013 - SunEdison, Inc. (NYSE: SUNE), formerly known as MEMC Electronic Materials, Inc., announced financial results for the 2013 second quarter that reflected solid execution in its Semiconductor Materials segment and continued growth in its solar project pipeline and backlog. Relative to the prior quarter, cash increased $16.4 million, driven primarily by solar project financing activities and improved working capital management.

“Business conditions in the second quarter remained challenging, but I am optimistic regarding our prospects for growth through the remainder of this year and into next," commented Ahmad Chatila, Chief Executive Officer. "Although the semiconductor wafer market continues to be in an extended downturn, our second quarter Solar Materials performance improved. Solar Energy posted sequentially higher non-GAAP sales, pipeline and backlog, and remains well positioned to capture a disproportionate share of the solar market going forward. We remain committed to maintaining a healthy balance sheet, achieving profitability and generating strong returns for our shareholders.” Chatila concluded.

Key summary financial results for the 2013 second quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

								US$ Millions except for EPS
Financial Highlights	2Q'13		1Q'13		2Q'12	Qtr/Qtr			Yr/Yr
GAAP
Net Sales	$401.3	(1)	$443.6	(2)(3)	$808.4	$(42.3)	or	-10%	$(407.1)	or	-50%
Gross Margin %	12.3%	(1)	11.2%	(2)(3)	11.2%	106		bps	108		bps
Operating Loss	$(46.6)	(1)	$(33.5)	(2)(3)	$(15.3)	$(13.1)			$(31.3)
Net Loss	$(102.9)	(1)	$(89.4)	(2)(3)	$(77.2)	$(13.5)			$(25.7)
EPS	$(0.45)	(1)	$(0.40)	(2)(3)	$(0.33)	$(0.05)			$(0.12)

Non-GAAP
Net Sales	$491.6		$431.3	(3)	$933.4	$60.3	or	14%	$(441.8)	or	-47%
Gross Margin %	5.9%		9.7%	(3)	15.0%	(383)		bps	(916)		bps
Operating (Loss) Income	$(67.0)		$(41.4)	(3)	$34.5	$(25.6)			$(101.5)
Net (Loss) Income	$(42.4)		$(35.5)	(3)	$17.0	$(6.9)			$(59.4)
EPS	$(0.19)		$(0.16)	(3)	$0.08	$(0.03)			$(0.27)

Cash Flow
Capital Expenditures	$38.8		$30.8		$36.3	$8.0			$2.5
Cash Flow from Operations	$(86.4)		$(118.6)		$100.3	$32.2			$(186.7)
Free Cash Flow	$4.4		$(110.6)		$114.2	$115.0			$(109.8)

(1) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.
(2) Includes $8.2 million, or EPS of $0.02, related to previously deferred GAAP revenue.
(3) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
Note: Table unaudited

Cash Flow
Operating cash used in the 2013 second quarter was $86.4 million and was primarily driven by changes in working capital related to project construction. Free cash flow was $4.4 million and was largely influenced by capital expenditures, solar project construction costs and solar energy project financing activities. See the reconciliation of free cash flow in the financial statement tables at the end of this press release.

Capital expenditures were $38.8 million and included $9.0 million related to the previously announced acquisition of a TCS plant as part of a contract settlement with Evonik. Similar to the 2013 first quarter, the majority of 2013 second quarter capital expenditures were incurred in the Semiconductor Materials segment.

The company ended the 2013 second quarter with cash and cash equivalents of $438.0 million, an increase of $16.4 million from the prior quarter. Cash increased largely due to solar project financing activities and strong working capital management.

Segment Results
Key segment financial results for the 2013 second quarter are set out in the following table. See the financial statement tables at the end of this press release for a reconciliation of all GAAP to non-GAAP financial measures.

										US$ Millions
Segment Summary		2Q'13		1Q'13		2Q'12	Qtr/Qtr			Yr/Yr
Net Sales
Semiconductor Materials		$239.0		$229.8		$232.7	$9.2	or	4%	$6.3	or	3%
Solar Energy	GAAP	$162.3	(1)	$213.8	(2),(3)	$575.7	$(51.5)	or	-24%	$(413.4)	or	-72%
Solar Energy	Non-GAAP	$252.6		$201.5	(3)	$700.7	$51.1	or	25%	$(448.1)	or	-64%
Operating Income (Loss)
Semiconductor Materials		$3.6		$1.4		$(4.3)	$2.2			$7.9
Solar Energy	GAAP	$(25.2)	(1)	$(10.8)	(2),(3)	$11.7	$(14.4)			$(36.9)
Solar Energy	Non-GAAP	$(45.6)		$(18.7)	(3)	$61.5	$(26.9)			$(107.1)
(1) Includes $11.7 million, or EPS of $0.03, related to previously deferred GAAP revenue.
(2) Includes $8.2 million, or EPS of $0.02, related to previously deferred GAAP revenue.
(3) Includes $25.0 million, or EPS of $0.11, due to the amendment of a supply contract with Tainergy.
Note: Table unaudited

Semiconductor Materials
Semiconductor Materials revenue was up year-over-year and sequentially as increased volume across all diameters offset price declines and an unfavorable mix. Year-over-year and sequential pricing declined across most diameters but the decline was greatest among 300mm products. Continued weakness in the Japanese Yen remains a significant challenge in the competitive pricing environment.

The year-over-year and sequential increase in operating income was due primarily to higher gross margin and profits driven by increased shipments, improved operational efficiencies and various cost reduction initiatives.

Solar Energy: GAAP
Solar Energy segment GAAP revenue was down year-over-year. In the 2012 second quarter, 89 MW of projects were sold which were originally expected to term out in December 2011 but were delayed due to adverse market conditions in Europe. The year-over-year decrease also reflected a less favorable project mix in the current year period and the effect of the company's decision to slow development spending in 2012. During the 2013 second quarter, all of the projects recognized for GAAP revenue were EPC-only projects, for which pricing per watt is generally lower than fully developed solar system projects per watt because the company is not involved in every phase of the solar project design, financing and development. Second quarter 2013 GAAP revenue was sequentially lower due primarily to lower solar project sales which were only partially offset by higher solar materials sales. First quarter 2013 included revenue of $25.0 million from the amendment of a supply contract with Tainergy. Second quarter 2013 and first quarter 2013 GAAP revenue included $11.7 million and $8.2 million, respectively, of previously deferred revenue related to the sale of projects in prior quarters for which the same amounts were recognized in non-GAAP revenue in the corresponding prior periods. In the 2013 second quarter, Solar Energy recognized GAAP revenue from solar projects totaling 14 MW, compared to 47 MW in the 2013 first quarter and 144 MW in the 2012 second quarter.

The decrease in year-over-year and sequential GAAP operating income resulted primarily from lower volume and pricing for solar projects and materials. Additionally, first quarter 2013 included operating income of $25.0 million from the previously mentioned contract amendment with Tainergy.

Solar Energy: Non-GAAP
Solar Energy segment non-GAAP revenue was down year-over-year. In the 2012 second quarter, 98 MW of projects were sold which were originally expected to term out in December 2011 but were delayed due to adverse market conditions in Europe. The year-over-year decrease also reflected the effect of the company's decision to slow development spending in 2012. Non-GAAP revenue was higher sequentially due to higher solar project volume and prices, and higher sales of solar materials products. First quarter 2013 included revenue of $25.0 million from the amendment of a supply contract with Tainergy. Non-GAAP revenue was recognized from 51 MW of solar project sales in the 2013 second quarter, compared to 45 MW in the 2013 first quarter and 169 MW in the 2012 second quarter. Of the 51 MW that were recognized for non-GAAP revenue in the 2013 second quarter, 44 MW were direct sales and 7 MW were sale-leaseback transactions.

The year-over-year decrease in non-GAAP operating income was influenced primarily by lower solar project volume and pricing. The sequential decline in operating income was driven primarily by losses generated from solar wafer sales. First quarter 2013 included operating income of $25 million due to the amendment of a contract with Tainergy.

Solar Project Pipeline, Backlog & Construction
Solar Energy ended the 2013 second quarter with a project pipeline of 2.9 GW, up 218 MW compared to the prior quarter and unchanged from the year ago period. Backlog at June 30, 2013 was 1.0 GW, an increase of 119 MW compared to the prior quarter. A solar project is classified as “pipeline” where SunEdison has a signed or awarded PPA or other energy off-take agreement or has achieved each of the following three items: site control, an identified interconnection point with an estimate of the interconnection costs, and an executed energy off-take agreement or the determination that there is a reasonable likelihood that an energy off-take agreement will be signed. A solar project is classified as “backlog” if there is an associated executed PPA or other energy off-take agreement, such as a feed-in-tariff. There can be no assurance that all pipeline or backlog projects will convert to revenue because in the ordinary course of our development business some fall-out is typical and certain projects will not be built.

Solar projects interconnected during the 2013 second quarter totaled 22 MW from 17 projects and consisted of 16 MW of direct sale projects and 6 MW of sale-leaseback projects. As of June 30, 2013, 200 MW of the pipeline was under construction. “Under construction” refers to projects within pipeline and backlog, in various stages of completion, which are not yet operational.

Outlook
The company provided the following key metrics for the 2013 third quarter and revised metrics for full-year 2013. Assuming no significant worldwide economic issues or other significant shocks in these periods, the company expects the following:

For the third quarter 2013:

•	Semiconductor Materials revenue between $230 million and $250 million

•	Solar energy systems total non-GAAP sales volume in the range of 60 MW to 100 MW

•	Solar energy systems MW retained on the balance sheet between 0 MW and 10 MW

•	Fully developed solar energy systems average project pricing between $3.25/watt and $3.50/watt

•	Capital spending between $30 million and $40 million

For the full year 2013:

•	Semiconductor Materials revenue between $940 million and $980 million

•	Solar energy systems total non-GAAP sales volume in the range of 430 MW to 500 MW

•	Solar energy systems MW retained on the balance sheet between 50 MW and 100 MW

•	Total solar energy systems average project pricing between $3.10/watt and $3.40/watt

•	Capital spending between $120 million and $140 million

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the Solar Energy segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our Solar Energy segment.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison's direct sales and or its sale-leaseback transactions.  Management has also determined that the non-GAAP measure of “free cash flow” is useful to help investors better understand the capital intensity of our business, including our project financing operations. For a complete description of our non-GAAP measures, see the non-GAAP reconciliation tables below.

Conference Call
SunEdison will host a conference call today, August 7, 2013, at 8:00 a.m. ET to discuss the company's 2013 second quarter results and related business matters. A live webcast will be available on the company's web site at www.SunEdison.com.

A replay of the conference call will be available from 10:00 a.m. ET on August 7, 2013, until 11:59 p.m. ET on August 21, 2013.  To access the replay, please dial (320) 365-3844 at any time during that period, using pass code 299055. A replay will also be available on the company's web site at www.SunEdison.com.

About SunEdison
SunEdison is a global leader in semiconductor and solar technology. SunEdison has been a pioneer in the design and development of silicon wafer technologies for over 50 years. With R&D and manufacturing facilities in the U.S., Europe, and Asia, SunEdison enables the next generation of high performance semiconductor devices and solar cells. SunEdison is also a developer of solar power projects and a worldwide leader in solar energy services. SunEdison's common stock is listed on the New York Stock Exchange under the symbol “SUNE.” For more information about SunEdison, please visit www.SunEdison.com.

Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements, including that for the third quarter of 2013, the company expects Semiconductor Materials revenue to be between $230 million and $250 million, solar energy systems total non-GAAP sales volume to be in the range of 60 MW to 100 MW, solar energy systems MW retained on the balance sheet to be between 0 MW and 10 MW, fully developed solar energy systems average project pricing to be between $3.25/watt and $3.50/watt, and capital spending to be between $30 million and $40 million; that for the 2013 full year, the company expects Semiconductor Materials revenue to be between $940 million and $980 million, total solar energy systems non-GAAP sales volume to be in the range of 430 MW to 500 MW, solar energy systems MW retained on the balance sheet to be between 50 MW and 100 MW, total solar energy systems average project pricing to be between $3.10/watt and $3.40/watt, and capital spending to be between $120 million and $140 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; the availability of attractive project finance and other capital for Solar Energy projects; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the ability to effectuate and realize the savings from the restructuring plan; our ability to maintain adequate liquidity and compliance with our debt covenants; the need to impair long lived assets or other intangible assets due to changes in the carrying value or realizability of such assets; the effect of any antidumping or countervailing duties imposed on photovoltaic cells and/or modules in connection with any trade complaints in the United States, Europe or elsewhere; the result of any Chinese government investigations of unfair trade practices in connection with polysilicon exported from the United States or South Korea into China; changes to accounting interpretations or accounting rules; existing or new regulations and policies governing the electric utility industry; our ability to convert solar project pipeline into completed projects in accordance with our current expectations; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity; the terms of any potential future amendments to or terminations of our long-term agreements with our solar wafer customers or any of our suppliers; general economic conditions, including interest rates; the ability of our customers to pay their debts as they become due; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; failure of third-party subcontractors to construct and install our solar energy systems; quarterly fluctuations in our Solar Energy business; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; actions by competitors, customers and suppliers; changes in the retail industry; damage to our brand; acquisitions of pipeline in our Solar Energy segment; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in technology; changes in currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

-tables to follow-

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In millions; except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net sales	$401.3	$443.6	$808.4	$844.9	$1,327.6
Cost of goods sold	352.1	393.9	718.0	746.0	1,187.1
Gross profit	49.2	49.7	90.4	98.9	140.5
Operating expenses:
Marketing and administration	78.8	70.3	86.2	149.1	169.4
Research and development	18.1	17.4	18.3	35.5	38.4
Restructuring (reversals) charges	(1.1)	(4.5)	1.2	(5.6)	2.2
Operating loss	(46.6)	(33.5)	(15.3)	(80.1)	(69.5)
Non-operating expense (income):
Interest expense	34.6	47.5	44.6	82.1	72.3
Interest income	(0.8)	(0.5)	(1.1)	(1.3)	(1.9)
Other, net	2.4	1.1	2.3	3.5	2.5
Total non-operating expense	36.2	48.1	45.8	84.3	72.9
Loss before income taxes and equity in loss of joint ventures	(82.8)	(81.6)	(61.1)	(164.4)	(142.4)
Income tax expense	13.6	19.5	14.2	33.1	31.2
Loss before equity in loss of joint ventures	(96.4)	(101.1)	(75.3)	(197.5)	(173.6)
Equity in loss of joint ventures, net of tax	—	(0.3)	(0.6)	(0.3)	(1.8)
Net loss	(96.4)	(101.4)	(75.9)	(197.8)	(175.4)
Net (income) loss attributable to noncontrolling interests	(6.5)	12.0	(1.3)	5.5	(0.4)
Net loss attributable to SunEdison stockholders	$(102.9)	$(89.4)	$(77.2)	$(192.3)	$(175.8)
Basic loss per share [*]	$(0.45)	$(0.40)	$(0.33)	$(0.85)	$(0.76)
Diluted loss per share [*]	$(0.45)	$(0.40)	$(0.33)	$(0.85)	$(0.76)
Weighted-average shares used in computing basic income (loss) per share	231.7	231.3	230.8	231.5	230.8
Weighted-average shares used in computing diluted income (loss) per share	231.7	231.3	230.8	231.5	230.8

[*] During the three months ended June 30, 2013 and March 31, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.0) million and $(2.4) million, respectively. During the six months ended June 30, 2013, the adjustment affected the numerator of the EPS calculation by $(4.4) million.

RESULTS BY REPORTABLE SEGMENT
Net sales:
Semiconductor Materials	$239.0	$229.8	$232.7	$468.8	$448.7
Solar Energy	162.3	213.8	575.7	376.1	878.9
Consolidated net sales	$401.3	$443.6	$808.4	$844.9	$1,327.6
Operating income (loss):
Semiconductor Materials	$3.6	$1.4	$(4.3)	$5.0	$(16.8)
Solar Energy	(25.2)	(10.8)	11.7	(36.0)	(5.4)
Corporate and other	(25.0)	(24.1)	(22.7)	(49.1)	(47.3)
Consolidated operating loss	$(46.6)	$(33.5)	$(15.3)	$(80.1)	$(69.5)

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$438.0	$572.6
Restricted cash	44.1	72.4
Accounts receivable	230.3	220.4
Inventories	241.6	247.8
Solar energy systems held for development and sale	336.5	133.8
Prepaid and other current assets	202.7	212.2
Total current assets	1,493.2	1,459.2
Property, plant and equipment, net:
Non-solar energy systems, net of accumulated depreciation	1,144.4	1,213.1
Solar energy systems, including consolidated variable interest entities	1,453.5	1,459.9
Restricted cash	56.1	50.2
Other assets	538.3	519.2
Total assets	$4,685.5	$4,701.6

	June 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2013	2012
Current liabilities:
Current portion of long-term debt and short term borrowing	$7.8	$3.4
Short-term solar energy system financing, current portion of solar energy system financing and capital lease obligations	248.4	97.8
Accounts payable	467.3	477.0
Accrued liabilities	335.4	344.2
Contingent consideration related to acquisitions	25.9	23.1
Deferred revenue for solar energy systems	190.9	113.1
Customer and other deposits	23.2	77.2
Total current liabilities	1,298.9	1,135.8
Long-term debt, less current portion	755.9	758.7
Long-term solar energy system financing and capital lease obligations, less current portion	1,603.9	1,508.4
Customer and other deposits	201.2	184.5
Deferred revenue for solar energy systems	106.2	146.0
Non-solar energy system deferred revenue	27.2	29.2
Other liabilities	265.5	261.6
Total liabilities	4,258.8	4,024.2

Redeemable noncontrolling interest	12.5	11.3
Stockholders’ equity:
Common stock	8.8	2.4
Additional paid-in capital	655.4	647.7
Retained earnings	228.6	425.3
Accumulated other comprehensive loss	(105.0)	(39.8)
Treasury stock	(461.3)	(460.3)
Total SunEdison stockholders’ equity	326.5	575.3
Noncontrolling interests	87.7	90.8
Total stockholders’ equity	414.2	666.1
Total liabilities and stockholders’ equity	$4,685.5	$4,701.6

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Cash flows from operating activities:
Net loss	$(96.4)	$(101.4)	$(75.9)	$(197.8)	$(175.4)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	61.0	60.8	54.0	121.8	106.9
Stock-based compensation	6.7	7.2	6.8	13.9	14.1
Provision (benefit) from deferred taxes	5.0	(7.5)	(9.4)	(2.5)	(2.1)
Other	(14.4)	(10.9)	(4.1)	(25.3)	(2.5)
Changes in operating assets and liabilities:
Accounts receivable	45.4	(60.5)	20.8	(15.1)	(35.6)
Inventories	(12.8)	18.6	20.3	5.8	62.6
Solar energy systems held for development and sale	(94.2)	(36.8)	39.3	(131.0)	(133.1)
Accounts payable	57.8	(67.5)	(134.8)	(9.7)	(248.5)
Deferred revenue for solar energy systems	27.8	36.4	154.4	64.2	136.5
Customer and other deposits	(14.2)	(19.6)	(3.0)	(33.8)	(19.7)
Accrued liabilities	(38.8)	46.7	13.3	7.9	16.9
Other long term liabilities	(1.1)	6.8	43.1	5.7	44.3
Other	(18.2)	9.1	(24.5)	(9.1)	(50.8)
Net cash (used in) provided by operating activities	(86.4)	(118.6)	100.3	(205.0)	(286.4)
Cash flows from investing activities:
Capital expenditures	(38.8)	(30.8)	(36.3)	(69.6)	(76.3)
Construction of solar energy systems	(75.1)	(47.4)	(58.7)	(122.5)	(157.7)
Purchases of cost and equity method investments	(27.1)	(18.5)	(26.3)	(45.6)	(26.3)
Net proceeds from equity method investments	50.4	11.7	(2.1)	62.1	7.2
Change in restricted cash	8.9	8.8	(4.1)	17.7	30.3
Other	(0.6)	—	0.1	(0.6)	(0.1)
Net cash used in investing activities	(82.3)	(76.2)	(127.4)	(158.5)	(222.9)
Cash flows from financing activities:
Cash paid for contingent consideration for acquisitions	—	(0.8)	—	(0.8)	(3.8)
Proceeds from solar energy system financing and capital lease obligations	231.5	98.5	179.4	330.0	530.9
Repayments of solar energy system financing and capital lease obligations	(38.2)	(12.4)	(81.3)	(50.6)	(154.1)
Net repayments of customer deposits related to long-term supply agreements	(0.7)	(26.2)	(0.3)	(26.9)	(0.3)
Principal payments on long-term debt	(1.4)	—	(1.8)	(1.4)	(1.8)
Common stock issued and repurchased	(0.4)	(0.2)	—	(0.6)	(0.1)
Proceeds from noncontrolling interests	11.4	0.1	10.8	11.5	16.8
Debt financing fees	(14.9)	(8.1)	(8.2)	(23.0)	(13.5)
Net cash provided by financing activities	187.3	50.9	98.6	238.2	374.1
Effect of exchange rate changes on cash and cash equivalents	(2.2)	(7.1)	(3.5)	(9.3)	(2.0)
Net increase (decrease) in cash and cash equivalents	16.4	(151.0)	68.0	(134.6)	(137.2)
Cash and cash equivalents at beginning of period	421.6	572.6	380.6	572.6	585.8
Cash and cash equivalents at end of period	$438.0	$421.6	$448.6	$438.0	$448.6

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions, except per share data and percentages) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Consolidated Non-GAAP Financial Measures
Non-GAAP net sales	$491.6	$431.3	$933.4	$922.9	$1,457.2
Non-GAAP gross margin	28.8	41.8	140.2	70.6	186.1
Non-GAAP gross margin percentage	5.9%	9.7%	15.0%	7.6%	12.8%
Non-GAAP operating (loss) income	(67.0)	(41.4)	34.5	(108.4)	(23.9)
Non-GAAP net (loss) income	(42.4)	(35.5)	17.0	(77.9)	(49.0)
Non-GAAP fully diluted (loss) earnings per share [*]	(0.19)	(0.16)	0.08	(0.35)	(0.21)
Reconciliations of GAAP to Non-GAAP Measures
SunEdison Inc. Consolidated
GAAP net sales	$401.3	$443.6	$808.4	$844.9	$1,327.6
Direct sales [B]	80.5	(14.9)	82.8	65.6	77.5
Financing sale-leasebacks [C]	9.8	2.6	42.2	12.4	52.1
Non-GAAP net sales	$491.6	$431.3	$933.4	$922.9	$1,457.2
GAAP gross margin	$49.2	$49.7	$90.4	$98.9	$140.5
Direct sales [B]	(14.0)	(4.1)	49.3	(18.1)	46.3
Financing sale-leasebacks [C]	(6.4)	(3.8)	0.5	(10.2)	(0.7)
Non-GAAP gross margin	$28.8	$41.8	$140.2	$70.6	$186.1
Non-GAAP Gross Margin %	5.9%	9.7%	15.0%	7.6%	12.8%
GAAP operating loss	$(46.6)	$(33.5)	$(15.3)	$(80.1)	$(69.5)
Direct sales [B]	(14.0)	(4.1)	49.3	(18.1)	46.3
Financing sale-leasebacks [C]	(6.4)	(3.8)	0.5	(10.2)	(0.7)
Non-GAAP operating (loss) income	$(67.0)	$(41.4)	$34.5	$(108.4)	$(23.9)
GAAP net loss attributable to SunEdison stockholders	$(102.9)	$(89.4)	$(77.2)	$(192.3)	$(175.8)
Recurring Non-GAAP adjustments, net of tax [B, C and D]	60.5	53.9	94.2	114.4	126.8
Non-GAAP net (loss) income	$(42.4)	$(35.5)	$17.0	$(77.9)	$(49.0)
GAAP fully diluted loss per share [*]	$(0.45)	$(0.40)	$(0.33)	$(0.85)	$(0.76)
Recurring Non-GAAP adjustments [B, C and D]	0.26	0.24	0.41	0.50	0.55
Non-GAAP fully diluted (loss) earnings per share [*]	$(0.19)	$(0.16)	$0.08	$(0.35)	$(0.21)
Weighted-average shares used in computing diluted income (loss) per share	231.7	231.3	231.6	231.5	230.8

[*] During the three months ended June 30, 2013 and March 31, 2013, the company recorded an adjustment to redeemable noncontrolling interest which affected the numerator of the EPS calculation by $(2.0) million and $(2.4) million, respectively. During the six months ended June 30, 2013, the adjustment affected the numerator of the EPS calculation by $(4.4) million.

[A] Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the Solar Energy segment. The company believes that these non-GAAP measures represent important internal measures of performance for our Solar Energy business, and better reflect Solar Energy's results from operations and near term cash flows. Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the Solar Energy segment. SunEdison management uses these measures to manage the Solar Energy segment because it believes these measures are more representative of the operational health and performance of that segment. These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B] These non-GAAP measures include adjustments to revenue in the company’s Solar Energy business from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method. The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to our maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by us in the sold solar energy systems. This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built. Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because we have historically experienced minimal losses related to these guarantees. For these direct sales, the sales contracts have been executed and we have either received payment in full or maintains a valid and legal note receivable for the full sales price that we expect to collect within a short period after completion of the project.

[C] Adjustment relates to revenue from our sale-leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP. Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from our financing partners in sale-leaseback transactions considered financings and (b) our total costs to construct the solar energy systems sold under the sale-leaseback transactions. These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because we have continuing involvement with the system through a purchase option. This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D] Income tax has been calculated using the estimated effective tax rate for SunEdison in the jurisdictions giving rise to the related adjustments and assumes sale-leaseback deferred tax assets will be realized.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions) [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Non-GAAP Financial Measures
Solar Energy Segment Non-GAAP net sales	$252.6	$201.5	$700.7	$454.1	$1,008.5
Solar Energy Segment Non-GAAP operating (loss) income	(45.6)	(18.7)	61.5	(64.3)	40.2
Reconciliations of GAAP to Non-GAAP Measures
Solar Energy Segment
Solar Energy GAAP net sales	$162.3	$213.8	$575.7	$376.1	$878.9
Direct sales [B]	80.5	(14.9)	82.8	65.6	77.5
Financing sale-leasebacks [C]	9.8	2.6	42.2	12.4	52.1
Solar Energy Non-GAAP net sales	$252.6	$201.5	$700.7	$454.1	$1,008.5
Solar Energy GAAP operating (loss) income	$(25.2)	$(10.8)	$11.7	$(36)	$(5.4)
Direct sales [B]	(14.0)	(4.1)	49.3	(18.1)	46.3
Financing sale-leasebacks [C]	(6.4)	(3.8)	0.5	(10.2)	(0.7)
Solar Energy Non-GAAP operating (loss) income	$(45.6)	$(18.7)	$61.5	$(64.3)	$40.2
[A], [B], [C] - See previous page

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

EBITDA CALCULATION [A]

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net (loss) attributable to SunEdison stockholders	$(102.9)	$(89.4)	$(77.2)	$(192.3)	$(175.8)
Net interest expense	33.8	47.0	43.5	80.8	70.4
Depreciation and amortization	61.0	60.8	54.0	121.8	106.9
Income tax expense	13.6	19.5	14.2	33.1	31.2
EBITDA [A]	$5.5	$37.9	$34.5	$43.4	$32.7

[A] EBITDA is a non-GAAP disclosure consisting of net loss attributable to SunEdison stockholders plus interest expense, net, depreciation and amortization and income taxes. The Company believes that EBITDA is useful to an investor in evaluating the company’s operating performance and liquidity because (i) it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a meaningful measure of corporate performance exclusive of the company’s capital structure and the method by which the assets were acquired, and (iii) it is a widely accepted financial indicator of a company’s ability to service its debt, as the company is required to comply with certain covenants and limitations that are based on variations of EBITDA in the company’s financing documents.

SUNEDISON, INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES
(In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING
	June 30,	December 31,
	2013	2012
Senior notes	$550.0	$550.0
Term Loan	196.4	196.1
Semiconductor Materials - Bank debt	17.3	16.0
Solar Energy - Debt	53.3	43.3
Solar Energy - Current portion of non-recourse system financing debt and capital lease obligations	248.4	97.8
Solar Energy - Non-recourse system financing debt and capital lease obligations, less current portion	1,550.6	1,465.1
Total	$2,616.0	$2,368.3

NON-GAAP RECONCILIATION OF FREE CASH FLOW [A]
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net cash (used in) provided by operating activities	$(86.4)	$(118.6)	$100.3	$(205)	$(286.4)
Capital expenditures	(38.8)	(30.8)	(36.3)	(69.6)	(76.3)
Construction of solar energy systems	(75.1)	(47.4)	(58.7)	(122.5)	(157.7)
Proceeds from solar energy system financing and capital lease obligations	231.5	98.5	179.4	330	530.9
Repayments of solar energy system financing and capital lease obligations	(38.2)	(12.4)	(81.3)	(50.6)	(154.1)
Proceeds from noncontrolling interests	11.4	0.1	10.8	11.5	16.8
Free cash flow [A]	$4.4	$(110.6)	$114.2	$(106.2)	$(126.8)

[A] GAAP is the term used to refer to the standard framework of guidelines for financial accounting and reporting. In addition to reporting financial results in accordance with GAAP, we have provided a non-GAAP financial measure for free cash flow which we believe is useful to help investors better understand the capital intensity of our business, including our project financing operations. In addition to other key performance indicators, we evaluate the performance of the solar project business on the cash generation abilities of the projects, which are typically financed at the inception of a lease, resulting in a gain on sale that is deferred and not immediately included in net income (loss). Any non-GAAP measure should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income (loss).